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EXHIBIT 8.--FORM OF TAX OPINION OF ICE MILLER DONADIO & RYAN TO BE ISSUED ON
            CONSUMMATION OF MERGER

                                 FORM OF OPINION
                          OF ICE MILLER DONADIO & RYAN
                          TO BE ISSUED TO F & M BANCORP


                                    _______________, 1996

Board of Directors
F & M Bancorp
729-31 Main Street
Rochester, Indiana  46975

Dear Board of Directors:

         You have requested our opinion regarding certain federal income tax consequences of the proposed merger (the "Merger") of F & M Bancorp ("F&M"), an Indiana corporation, with and into First Financial Bancorp. ("Acquiror"), an Ohio corporation, pursuant to the Plan and Agreement of Merger between Acquiror and F&M dated as of September 11, 1995 (the "Merger Agreement"). Our opinions hereinafter set forth are given pursuant to Section 13.3.6 of the Merger Agreement. Terms which are not defined herein and are used with initial capitalization when the rules of grammar would not otherwise so require and which are defined in the Merger Agreement and the documents executed and delivered therewith (collectively referred to as the "Transaction Documents") shall have the meanings assigned to such terms in the Transaction Documents.

Representations of the Facts

         In connection with our opinions hereinafter set forth, the parties to the Merger Agreement have represented to us and advised us of the following facts:

         Acquiror is an Ohio corporation and is registered as a bank holding company under the Bank Holding Company Act of 1956 and a savings and loan holding company under the Savings and Loan Holding Company Act and has its principal offices located in Hamilton, Ohio. Acquiror's direct and indirect subsidiaries include national banks, federal savings associations, state banks, and other bank-related subsidiaries engaged in insurance, leasing, mortgage banking and other activities. The authorized capital stock of Acquiror consists of 25,000,000 shares of common stock, par value $8.00 per share (the "Acquiror Shares"), of which 12,204,575 were issued and outstanding on December 31, 1994.

         F&M is an Indiana corporation and is registered as a bank holding company under the Bank Holding Company Act of 1956 and has its principal offices in Rochester, Indiana. F&M is engaged in the business of banking through its wholly owned subsidiary, Farmers & Merchants Bank of Rochester, Indiana ("Bank"). F&M has no other subsidiaries. The authorized capital stock of F&M consists of 6,000 shares, without par value ("F&M Shares"), of which 5,633 share are outstanding.
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Board of Directors
_________________, 1996
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         The Transaction Documents provide that F&M shall be merged with and into Acquiror in accordance with applicable law. The Merger Agreement was approved by the Board of Directors of F&M on September ___, 1995, and by the holders of a majority of the outstanding shares of F&M at a duly called and held meeting of the F&M shareholders on _______________, 1996. F&M shareholders were entitled to dissent from the proposed Merger and to obtain payment of the fair market value of their F&M Shares as provided in IC 23-1-44. The Merger Agreement was approved by the Board of Directors of Acquiror on _______________, 1995, and does not require the approval of the Acquiror shareholders.

         At the Effective Time, the following will occur: (1) all of the assets and liabilities of F&M will become by operation of law the assets and liabilities of Acquiror, and the separate corporate existence of F&M will cease; and (2) the F&M Shares then outstanding, other than shares held in F&M's treasury, automatically will be converted into the number of Acquiror Shares equal to $12,500,000 divided by the Average Price of the Acquiror Shares as defined in the Merger Agreement. The Average Price is defined in the Merger Agreement as the average closing price for the Acquiror Shares on the NASDAQ National Market System during the period of 20 consecutive trading days ending on the 2nd trading day prior to the Effective Time. Low-Trade Days will be ignored for such purposes. F&M Shares held in F&M's treasury at the Effective Time will be canceled as a result of the Merger. Each holder of F&M Shares shall be entitled to the portion of the Acquiror Shares so created that is equal to the number of such shares multiplied by a fraction, the numerator of which is the number of F&M Shares held by that shareholder immediately prior to the Effective Time and the denominator of which is the number of F&M Shares outstanding immediately prior to the Effective Time.

         No fractional Acquiror Shares will be issued in the Merger. Instead, each holder of F&M Shares who otherwise would be entitled to receive a fraction of an Acquiror Share will receive an amount of cash equal to such fraction multiplied by the Average Price.

         There are no options to purchase F&M Shares and no securities or other instruments convertible into F&M Shares have been or will be canceled in contemplation of the Merger, nor will there be any such options, securities or interests outstanding at the Effective Time.

         After the Effective Time, it is anticipated that the Bank will be merged with and into Indiana Lawrence Bank ("ILB"), a first tier wholly owned subsidiary of Acquiror, in a reorganization described in Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code") pursuant to an agreement of merger dated as of _______________ (the "Bank Merger"). The Bank Merger will have independent, meaningful economic significance, and will be undertaken for valid business purposes apart from federal income taxes. We express no opinion as to the effect of the Bank Merger on the Merger, and our opinions herein are based on the assumption that the Bank Merger will have no effect on the Merger.
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Board of Directors
_________________, 1996
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Scope of Investigation

         In connection with our opinions hereinafter set forth, we have investigated such questions of law as we have deemed necessary or appropriate for purposes of this opinion. As to questions of fact material to our opinion, we have relied exclusively, without independent investigation, upon the statements and representations of F&M, the F&M shareholders, and Acquiror, and our opinions are limited by the facts and circumstances as represented to and understood by us.

Additional Assumptions and Representations

         For purposes of our opinions hereinafter set forth, we have assumed and you have represented that: (1) all of the terms of the Merger are contained in the Transaction Documents, and the Merger will be consummated in accordance with the terms, conditions, and other provisions of the Transaction Documents; (2) as of the Effective Time, all applicable federal and state regulatory approvals and other approvals necessary to consummate the Merger will have been received and will be in full force and effect, and all applicable waiting periods will have expired; and (3) all of the factual information, descriptions, representations, and assumptions set forth in the "Representations of the Facts," the Transaction Documents, the Form S-4 Registration Statement filed with the Securities and Exchange Commission on December ___, 1995, in connection with the Merger, as amended (the "Registration Statement"), and in the certificates and agreements identified above are accurate and complete in all respects at the Effective Time.

         In our examinations, we have assumed the genuineness of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies. In addition, we have assumed: (1) the genuineness of all signatures; (2) the legal capacity of all natural persons and the power and authority of all parties to execute and deliver such documents;
(3) the due authorization, execution, and delivery of the documents by all parties thereto; and (4) that the documents are legal, valid, and binding as against all parties.

         You have represented the following which we have assumed with your permission without independent investigation:

         1. The fair market value of the Acquiror Shares received by each F&M shareholder will be approximately equal to the fair market value of the F&M Shares surrendered in exchange therefor.

         2. There is no plan or intention by the F&M shareholders who own one percent or more of the F&M Shares, and, to the best of the knowledge of the management of F&M, there is no plan or intention on the part of the remaining shareholders of F&M to sell, exchange, pledge, or otherwise dispose of a number of Acquiror Shares received in the Merger that would reduce F&M shareholders' ownership of such Acquiror Shares to a number of shares having an aggregate value, as of the Effective Time, of less than 50 percent of the value of all of the formerly outstanding F&M Shares as of the same date. For purposes of this assumption, F&M Shares surrendered by dissenters, or exchanged for cash in lieu of fractional shares of Acquiror Shares will be treated as outstanding F&M Shares at the Effective
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Board of Directors
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                  Time. Moreover, F&M Shares and Acquiror Shares held by F&M shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered in making this representation.

         3. Acquiror has no plan or intention to reacquire any of the Acquiror Shares issued in the Merger.

         4. Except for the possibility of the Bank Merger, Acquiror has no plan or intention to sell or otherwise dispose of any of the assets of F&M acquired in the merger or to permit the Bank to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business or transfers described in Code Section 368(a)(2)(C).

         5. The liabilities of F&M assumed by Acquiror and the liabilities to which the transferred assets of F&M are subject were incurred by F&M in the ordinary course of its business.

         6. Following the Merger, Acquiror will continue the historic business which F&M conducted through the Bank, and will conduct the Bank's historic business through a wholly owned, first tier subsidiary of Acquiror, either as the Bank or through ILB if the Bank Merger is effected. In either event, Acquiror will use a significant portion of F&M's historic business assets in a business.

         7. F&M, Acquiror, and the F&M shareholders will pay their respective expenses, if any, incurred in connection with the Merger.

         8. There neither is nor will be any intercorporate indebtedness existing between F&M and Acquiror, that was issued, acquired, or will be settled at a discount.

         9. Neither F&M nor Acquiror is an investment company as defined in Code Sections 368(a)(2)(F)(iii) and 368(a)(2)(F)(iv).

         10. Neither F&M nor Acquiror is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Code
                  Section 368(a)(3)(A).

         11. The fair market value of the assets of F&M transferred to Acquiror will equal or exceed the sum of the liabilities assumed by Acquiror, plus the amount of liabilities, if any, to which the transferred assets are subject.

         12. The payment of cash in lieu of fractional Acquiror Shares is solely for the purpose of avoiding the expense and inconvenience to Acquiror of issuing fractional Acquiror Shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the shareholders of F&M instead of issuing fractional Acquiror Shares will not exceed one percent of the total consideration that will be issued in the Merger for their F&M Shares. The fractional share interest of each
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Board of Directors
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                  of the F&M shareholders will be aggregated, and no F&M
                  shareholders will receive cash in an amount equal to or greater than the value of one full Acquiror Share.

         13. None of the compensation received by any shareholder-employees of F&M will be separate consideration for, or allocable to, any of their F&M Shares. None of the Acquiror Shares received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement. The compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

         14. Acquiror does not now own, directly or indirectly, and has not owned during the past five years, directly or indirectly, any F&M shares, including any ownership by any Acquiror subsidiary. Acquiror will not acquire, directly or indirectly, any F&M shares prior to the Effective Time.

         15. The Merger is being effected for bona fide business reasons, including without limitation the reasons set forth in the Registration Statement, which include a desire by Acquiror and its subsidiaries for growth opportunities which would increase their percentage share of the banking business market while increasing their operating efficiencies by achieving economies of scale as a larger banking service provider and a desire by F&M to seek affiliation with a larger financial institution because of changes in federal and state banking laws, increased competition for customer services and expansion of banking products and services.


Opinions

         Based upon and subject to the foregoing, and subject to the qualifications, limitations, and assumptions set forth in this letter, we are of the opinion that:

         (a) The Merger will constitute a reorganization within the meaning of Code Section 368(a)(1)(A), in which F&M and Acquiror will each be a "party to a reorganization" within the meaning of Code Section 368(b).

         (b) No gain or loss will be recognized by the F&M shareholders pursuant to the Merger. Code Section 354(a)(1).

         (c) No gain or loss will be recognized by F&M pursuant to the Merger. Rev. Rul. 57-278, 1957-1 C.B. 124.

         (d) The basis of the Acquiror Shares received by the F&M shareholders in exchange for their F&M Shares will be the same, in each instance, as the basis of the F&M Shares surrendered in exchange therefor. Code Section 358(a)(1).
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Board of Directors
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         (e)      The holding period of the Acquiror Shares received by the F&M shareholders in exchange for their F&M Shares will include, in each instance, the holding period of the F&M Shares surrendered in exchange therefor, provided the F&M Shares were held by such shareholder as a capital asset at the Effective Time. Code Section 1223(1).

         The opinions set forth in this letter are limited to the foregoing federal income tax consequences of the Merger and are based solely on, and are limited to, the federal income tax laws of the United States of America. We express no opinion as to any other federal laws, or any foreign, state, or local laws, and we express no opinion as to any federal, state or other tax consequences of the other aspects of the Merger.

         The opinions expressed in this letter speak as to the documents, facts, and the law in existence as of the date hereof and at no time subsequent hereto. No opinion is expressed in this letter concerning the tax treatment of the Merger under other provisions of the Code and regulations adopted thereunder or under foreign, state or local law, or as to the tax treatment of any conditions existing at the time of, or the effects resulting from, the Merger that are not specifically covered above.

         We assume no obligation to update our opinions for any deletions, additions, or modifications to any laws applicable to the Merger subsequent to the date hereof. The opinions expressed herein are matters of professional judgment and are not a guarantee of results.

         The opinions expressed in this letter are solely for the benefit of the addressee hereof in connection with the transactions provided for in, or contemplated by, the Transaction Documents. Because tax consequences can vary among shareholders due to each shareholder's unique circumstances, each F&M shareholder should consult such shareholder's own tax advisor for assurance as to the particular tax consequences to such shareholder as a result of the Merger.

         The opinions expressed in this letter may not be used for any other purpose or otherwise distributed or relied upon by any person. Except for reproductions for inclusion in transcripts of the documentation relating to the Transaction Documents, and for inclusion in the Registration Statement on Form S-4 for the Acquiror Shares to be received by F&M shareholders in the Merger, to which such inclusion we hereby consent, this opinion may not be quoted or reproduced, in whole or in part, in any other document without our prior written consent.

                                           Very truly yours,